AGREEMENT OF SALE AND PURCHASE

BY AND BETWEEN

YORKTOWN BUILDING HOLDING
COMPANY, LLC, a Georgia limited liability
company

(“SELLER”)

AND

TRIPLE NET PROPERTIES, LLC
a Virginia limited liability company
(“PURCHASER”)

For the Sale and Purchase
of
101 Yorktown Drive, Fayetteville, Georgia
4000 Shakerag Hill Road, Peachtree City, Georgia

March 29, 2007
AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE (the “Agreement”) is made and entered into by and between YORKTOWN BUILDING HOLDING COMPANY, LLC, a Georgia limited liability company, a Georgia limited liability company (hereinafter referred to as “Seller”), and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company(hereinafter referred to as “Purchaser”). Seller and Purchaser are sometimes collectively referred to herein as the “Parties”.

WHEREAS, Seller is the owner of certain office buildings and related surface parking on approximately 10.30 acres of land and located in Land Lot 125 of the 5th District, Fayette, County, Georgia, and approximately 2.97 acres of land and located in Land Lot 93 of the 7th District, Peachtree City, Fayette County, Georgia, consisting of certain land more particularly described on Exhibit “A” and the improvements located thereon as further defined below and made a part hereof; and

WHEREAS, Seller desires to sell and Purchaser desires to purchase the Property.

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00), the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I.

Definitions

As used herein (including any Exhibits attached hereto), the following terms shall have the meanings indicated:

“Business Agreements” shall mean any management agreement, service contract or other agreement or instrument affecting all or a portion of the Property to which Seller is a party but not including Tenant Leases. A listing of Business Agreements is attached hereto as Exhibit “C” and incorporated herein by reference.

“Business Day(s)” shall mean calendar days other than Saturdays, Sundays and legal holidays.

“Claim” shall mean any obligation, liability, lien, encumbrance, loss, damage, cost, expense or claim, including, without limitation, any claim for damage to property or injury to or death of any person or persons.

“Closing” shall mean the consummation of the sale and purchase of the Property as provided for herein, to be conducted at such location as the Parties may mutually agree in writing.

“Closing Date” shall mean the actual day on which the transaction contemplated hereby is closed with the transfer of title to the Property to Purchaser. The Parties agree that the Closing Date shall be on May 2, 2007.

“Deed” shall mean a limited warranty deed in content, form and substance reasonably acceptable to the Parties and complying with local law executed by Seller, as grantor, in favor of Purchaser or its permitted assignee, as grantee, conveying the Property as described in Exhibit “A” to Purchaser, subject to the Permitted Exceptions.

“Due Diligence Materials” shall mean all documents relating to the development and operation of the Property described in Exhibit “F” attached hereto and incorporated herein by reference.

“Due Diligence Period” shall mean that period of time ending March 26, 2007, during which the Purchaser shall perform its desired inspections of the Property and review the due diligence materials as set forth in Section 4.1.

“Earnest Money Deposit” shall mean the aggregate sum of One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000.00) to be delivered to the Title Company by Purchaser as contemplated by Section 3.2.

“Effective Date” shall mean the later of the two (2) dates on which this Agreement is signed and all changes initialed by the Parties, as indicated by their signatures below.

“Engineering Documents” shall mean all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans, and other plans and studies, if any, that relate to the Property which are in the possession of Seller.

“Exception Documents” shall mean true, correct and legible copies of each document listed as an exception to title on the Title Commitment.

“Fixtures” shall mean all permanently affixed equipment, machinery, fixtures, and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which, to the greatest extent permitted by law, are hereby deemed-by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items of personal property or trade fixtures leased by Seller and property owned by tenants under any Tenant Lease(s) encumbering the Property.

“Improvements” shall mean all buildings, improvements, structures and Fixtures now or on the Closing Date to the extent owned by Seller and located on the Land, including, without limitation, landscaping, parking lots and structures, roads, drainage and all above ground and underground utility structures, equipment systems and other so-called “infrastructure” improvements to the extent any of same may be owned by Seller.

“Intangible Property” means all of Seller’s right, title and interest, if any, in all intangible assets relating to the Land, the Improvements, the Fixtures and/or the Personal Property, including all of Seller’s right, title and interest, if any, in all (a) warranties and guaranties relating to the Land, the Improvements, the Fixtures and/or the Personal Property, (b) all licenses, permits and approvals relating to the Land, the Improvements, the Fixtures and/or the Personal Property, (c) all logos and tradenames relating to the Land, the Improvements, the Fixtures and/or the Personal Property (but specifically excluding the name “Kaufman” and any derivatives thereof), (d) all contract rights, and (e) all plans and specifications relating to the Land, the Improvements, the Fixtures and/or the Personal Property, in each case to the extent that Seller may legally transfer the same.

“Land” means the real property more particularly described on Exhibit “A”, attached hereto and made a part hereof, together with any easements, rights-of-way, rights of ingress or egress or other interests and owned by or vested in Seller as related thereto.

“Laws” means all federal, state and local laws, moratoria, initiatives, referenda, ordinances, rules, regulations, standards, orders and other governmental requirements, including, without limitation, those relating to the environment, health and safety, disabled or handicapped persons.

“Permitted Exceptions” shall have the meaning ascribed to it in Section 4.2(b).

“Personal Property” means, to the extent owned by Seller and physically located upon the Land and used in the operation of the Improvements, any machinery, equipment, trade fixtures, furnishings, inventory, telecommunications equipment, or other personal property, but expressly excluding any and all personal property of the tenants under the Tenant Leases.

“Property” shall mean, collectively, the Land, the Fixtures, the Improvements, the Personal Property and the Intangible Property.

“Purchase Price” shall mean the amount of Twenty One Million Five Hundred Thousand and No/100 Dollars ($21,500,000.00).

“Survey” shall mean that current as-built ALTA/ASCM survey of the Property procured by Purchaser, at its sole cost and expense, and bearing the signature and seal of a surveyor acceptable to Purchaser licensed within the State of Georgia, and which survey shall be certified to Purchaser, Seller and the Title Company.

“Tenant Leases” shall mean those leases, license agreements and, as and if applicable, other occupancy agreements for rental of space in the Improvements or on the Property, and those additional leases executed after the Effective Date hereof and which are in existence as of the Closing Date, together with all renewals, modifications, addenda, guarantees and other security documents of any and all such leases.

“Title Commitment” shall mean a current commitment issued by the Title Company to Purchaser, at Purchaser’s expense, pursuant to the terms of which the Title Company shall commit to issue the title policy to Purchaser in accordance with the provisions of this Agreement, and reflecting all matters which would be listed as exceptions to coverage on the title policy.

“Title Company” shall mean Land America Title Company, Attn: Gale Hunt, LandAmerica Commercial Services, 1920 Main Street, 12th Floor, Irvine California, 92614, ghunt@landam.com; telephone: 949-930-9307; facsimile 714-459-7203.

ARTICLE II.

Agreement to Sell and Purchase

2.1 Agreement to Sell and Purchase. On the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, acquire, have conveyed unto it and accept from Seller, the Property, for the Purchase Price and subject to the terms and conditions of this Agreement.

ARTICLE III.

Purchase Price and Earnest Money Deposits

3.1 Payment of Purchase Price. The Purchase Price shall be paid by Purchaser in cash or other immediately available funds at Closing, subject to the adjustments and prorations provided for herein.

3.2 Earnest Money Deposit.

(a) Within three (3) business days of the Effective Date hereof, Purchaser shall deliver to the Title Company the sum of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00), which sum shall constitute a portion of the Earnest Money Deposit.

(b) If Purchaser does not terminate this Agreement prior to the Expiration of the Due Diligence Period as contemplated herein, Purchaser shall deliver to the Title Company Five Hundred Thousand and No/100 Dollars ($500,000.00) of the Earnest Money Deposit on or before the expiration of the Due Diligence Period, for a total of One Million Two Hundred Fifty Thousand and No/100 Dollars in Earnest Money.

All earnest monies so deposited shall, if Purchaser closes on the purchase of the Property as contemplated hereby, be credited towards the Purchase Price at the Closing, but shall, upon the expiration of the initial Due Diligence Period be deemed immediately fully earned by Seller and otherwise become non-refundable to Purchaser, except as specifically otherwise set forth in this Agreement. Any interest earned on the Earnest Money Deposit shall be added to and become part of the Earnest Money Deposit.

3.3 Independent Consideration. Seller and Purchaser acknowledge and agree that One Hundred and No/100 Dollars ($100.00) of the Earnest Money Deposit shall be paid to Seller if this Agreement is terminated for any reason (the “Independent Contract Consideration”). Moreover, Seller and Purchaser acknowledge and agree that the Independent Contract Consideration has been bargained for and agreed to as additional consideration for Seller’s execution and delivery of this Agreement. At Closing, the Independent Contract Consideration shall be applied to the Purchase Price. In the event this Agreement is terminated for any reason, Seller shall be entitled to the Independent Contract Consideration.

ARTICLE IV.

Items to be Furnished to Purchaser by Seller

4.1 Due Diligence Materials. Within two (2) days of the Effective Date, Seller shall make available to Purchaser for its inspection or review the Due Diligence Materials, to the extent in Seller’s possession, each of which Purchaser agrees to hold in confidence and to return (along with any and all copies thereof) to Seller if Closing hereunder does not occur, and to otherwise hold in confidence all information Purchaser receives and/or discovers regarding its physical condition, its tenants, any claims or asserted claims, litigation or threatened litigation, or otherwise. Purchaser’s agreement and obligation to maintain such confidentiality shall survive any termination of this Agreement. Notwithstanding the foregoing, the parties agree that Purchaser may disclose the due diligence materials to (a) employees, agents, members of professional firms serving it, and third parties assisting in the evaluation of the Property, and (b) individuals or entities evaluating the feasibility of investing in the Property.

4.2 Due Diligence Review.

(a) During the Due Diligence Period, Purchaser shall review all Due Diligence Materials, and, at its sole cost and expense, examine, inspect and investigate the Property to determine whether it is acceptable to Purchaser. If Purchaser shall, for any reason in Purchaser’s sole discretion, disapprove or be dissatisfied with any aspect of such information, or the Property, then Purchaser shall, subject to earlier deadlines prescribed by Section 4.2(b) hereof, be entitled to terminate this Agreement and to the return of its Earnest Money Deposit by giving written notice thereof to Seller before the expiration of the Due Diligence Period, whereupon this Agreement shall automatically be rendered null and void, and thereafter neither Party shall have any further obligations or liabilities to the other hereunder, except for those obligations surviving termination hereof. Purchaser covenants with Seller, which covenants shall survive termination hereof, that it shall repair and restore any damage or alteration to the Property occurring during the course of inspections by Purchaser or any of its agents, and Purchaser agrees to and shall indemnify, hold harmless and, should Seller elect, defend Seller, its agents, representatives and designees from and against any and all claims for death or injury to persons or property arising out of or in connection with Purchaser’s (or its successors, assigns, agents, representatives and designees) activities upon or around the Property, together with any loss or damage Seller may incur from any liens, costs, (including attorneys fees), expenses, liabilities and damages arising therefrom. Purchaser shall provide Seller with certificates evidencing the comprehensive general liability insurance policies which shall be maintained by Purchaser and each consultant which Purchaser will have present on the Property in connection with its investigation upon the Property prior to the date of entry upon the Property, with limits, coverage and insurer under such policies being reasonably satisfactory to Seller. All third party consultants employed by Purchaser in connection with Purchaser’s investigation of the Property shall be reputable, maintain adequate levels of insurance, and otherwise be satisfactory to Seller, acting reasonably. Purchaser shall conduct its due diligence investigation of the Property in a manner that will not interfere with the day-to-day operations of the Property and without disturbance to any tenant of the Property. Purchaser shall not engage in any onsite examination of the Property nor engage in any communications with any tenant (or any employee of tenant) or with any employee or contractor of Seller, or any service provider, claimant or person asserting any claim against Seller without first notifying Charlie Coppolino, representative of Seller, of the time that Purchaser desires to communicate with Tenant. Seller shall, at its option, have the right to cause a representative of Seller to be present at all such inspections, examinations and communications.

(b) Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey. Seller shall have no obligation to cure title objections other than outstanding security deeds encumbering the Property, which Seller shall cause to be released at the Closing. As to any title objections, Purchaser may, on or before seven (7) business days prior to the end of the Due Diligence Period, in writing, request Seller to cure any title matters not acceptable to Purchaser. Seller shall have five (5) days following receipt of Purchaser’s request to indicate (the “Seller’s Response Notice”) to Purchaser which, if any, of Purchaser’s objections Seller will cure. If there are any objections Seller declines to cure or if Seller fails to deliver the Seller’s Response Notice within the requisite time period, then at the option of Purchaser, evidenced by written notice (“Purchaser’s Response Notice”) to Seller delivered within two (2) days after delivery of the Seller’s Response Notice to Purchaser, Purchaser may elect (i) to terminate this Agreement and receive the return of all the Earnest Money Deposit (less any amounts payable to Seller pursuant to Section 3.3 herein), and this Agreement shall be of no further force or effect, except for the provisions which by their terms survive the termination of this Agreement, or (ii) to close, in which event Purchaser shall receive the limited warranty deed required herein from Seller irrespective of such objections, and without reduction of the Purchase Price. In the event Purchaser fails to deliver Purchaser’s Response Notice within said two (2) day period, Purchaser shall be deemed to have elected to close the purchase subject to such objections without reduction in the Purchase Price. Notwithstanding anything to the contrary set forth above, Purchaser shall have the right to object to any title exceptions first arising after the effective date of the Title Commitment, and to the extent any new monetary liens are filed during this period, Seller shall satisfy or have such monetary liens removed from the Property (provided, however, that Seller shall have the right to extend the Closing Date up to 15 days to satisfy or remove said monetary liens). Notwithstanding anything to the contrary in this Agreement, the term “Permitted Exceptions” shall mean: the specific exceptions (exceptions that are not part of the promulgated title insurance form) in the Title Commitment as of the Closing Date that Seller is not required to remove as provided above or that Purchaser has not objected to in writing under this Section 4.2; items shown on the Survey, which have not been removed by Seller prior to Closing that Purchaser has not objected to under this Section 4.2; such restrictive covenants, use restrictions, zoning requirements and other matters which do not materially interfere with the use and operation of the Property for its existing use(s); matters shown in Exhibit “D” attached hereto: and, real estate taxes and assessments not yet due and payable with respect to the Property or any portion thereof. To the extent Seller’s Response Notice contains title objections which Seller elects to cure, Seller will be obligated to cure such objections at or prior to Closing.

(c) Prior to the end of the Due Diligence Period, Purchaser shall deliver to Seller: two (2) prints of the Survey, together with a legally sufficient description of the metes and bounds of the Property based on the Survey, along with a copy of Purchaser’s Title Commitment with a copy of all underlying exception documents.

ARTICLE V.

Representations, Warranties, Covenants and Agreements

5.1 Representations and Warranties of Seller. Seller, subject to the other terms and conditions of this Agreement, represents and warrants to Purchaser as follows:

(a) Seller has and will convey, transfer and assign to Purchaser, good and marketable title to the Property, free and clear of liens, encumbrances, and other matters affecting title of the Property, except the Permitted Exceptions.

(b) Seller is not a “foreign person” within the meaning of the United States tax laws and to which reference is made in Internal Revenue Code Section 1445(b)(2).

(c) Seller has duly and validly authorized and executed this Agreement, and shall have, as of Closing, full right, power and authority to consummate the transactions provided for herein, and to Seller’s knowledge, the joinder of no person or entity is or will be necessary to sell the Property to Purchaser at Closing.

(d) From the Effective Date through the Closing Date, Seller shall carry on its business and activities relating to the Property, including the maintenance and insurance of the Property, in the same manner as Seller has done for the last year.

(e) All information shown on the rent roll attached hereto as Exhibit “B” is true and correct in all material respects, and all leases provided to Purchaser by Seller with the Due Diligence Materials are true, correct and complete copies of the leases affecting the Property, including all amendments thereto. To the best of Seller’s knowledge, there are no defaults under the current leases as of the Effective Date of this Agreement, and there are no material disputes about additional rent described in said leases and payable by tenants.

(f) This Agreement does not conflict with any other agreement that Seller is a party to or bound by.

(g) To the best of Seller’s knowledge, the operating statements delivered to Purchaser are true, accurate and complete.

The representations and warranties set forth in this Section 5.1 shall survive Closing for a period of six (6) months, and Seller shall reaffirm such representations and warranties at Closing. As used herein, the term “knowledge of Seller” or “Seller’s knowledge” shall mean and be limited to the actual knowledge of Charlie Coppolino, representative of Seller and manager of the Property.

5.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that:

(a) Purchaser has duly and validly authorized and executed this Agreement, and has full right, power and authority to enter into this Agreement and to consummate the transactions provided for herein, and the joinder of no person or entity will be necessary to purchase the Property from Seller at Closing.

(b) The execution by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated herein do not, and at the Closing will not, result in any breach of any of the terms or provisions of or constitute a default or a condition which upon notice or lapse of time or both would ripen into a default under any indenture, agreement, instrument or obligation to which Purchaser is a party; and does not and at the Closing will not constitute a violation of any order, rule or regulation applicable to Purchaser or any portion of the Property of any court or of any federal or state or municipal regulatory body or administrative agency or other governmental body having jurisdiction over Purchaser.

5.3 Special Covenants of Purchaser.

(a) PURCHASER ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT ANY INFORMATION (“INFORMATION”) SUPPLIED OR MADE AVAILABLE BY SELLER, WHETHER WRITTEN ORAL, OR IN THE FORM OF MAPS, SURVEYS, PLATS, ENVIRONMENTAL REPORTS, ENGINEERING STUDIES, INSPECTION REPORTS, PLANS, SPECIFICATIONS, OR ANY OTHER INFORMATION WHATSOEVER, WITHOUT EXCEPTION, PERTAINING TO THE PROPERTY IN ANY FASHION, ANY AND ALL RECORDS, RENT ROLLS AND OTHER DOCUMENTS PERTAINING TO THE USE AND OCCUPANCY OF THE PROPERTY, OR ANY PORTION THEREOF, INCOME THEREOF, THE COSTS AND EXPENSES OF MAINTENANCE THEREOF, AND ANY AND ALL OTHER MATTERS CONCERNING THE CONDITION, SUITABILITY, INTEGRITY, MARKETABILITY, COMPLIANCE WITH LAW OR OTHER ATTRIBUTES OF THE PROPERTY, OR ANY PART THEREOF, IS FURNISHED TO PURCHASER SOLELY AS A COURTESY. FURTHER, PURCHASER ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT AS OF THE CLOSING DATE, PURCHASER WILL BE FAMILIAR WITH THE PROPERTY AND WILL HAVE MADE ALL SUCH INDEPENDENT INVESTIGATIONS AS PURCHASER DEEMS NECESSARY OR APPROPRIATE CONCERNING THE PROPERTY. AS SUCH, THE PROPERTY IS SOLD BY SELLER AND IS HEREBY ACCEPTED BY PURCHASER AS IS, WHERE IS, AND WITH ALL FAULTS, AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT AND THE LIMITED WARRANTY OF TITLE MADE BY SELLER AS HEREIN PROVIDED, EXPRESSED OR IMPLIED, WRITTEN OR ORAL; IT BEING THE INTENTION OF PURCHASER TO EXPRESSLY REVOKE, RELEASE, NEGATE, UNCONDITIONALLY WAIVE AND EXCLUDE ALL REPRESENTATIONS AND WARRANTIES (EXCEPT FOR THE LIMITED WARRANTY OF TITLE MADE BY SELLER), INCLUDING, BUT NOT LIMITED TO, ANY AND ALL EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES AS TO: (I) THE CONDITION OF THE PROPERTY OR ANY ASPECT THEREOF, INCLUDING, WITHOUT LIMITATION, ANY AND ALL EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES RELATED TO SUITABILITY FOR HABITATION, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE; (II) THE NATURE OR QUALITY OF CONSTRUCTION, STRUCTURAL DESIGN, OR ENGINEERING OF THE IMPROVEMENTS; (III) THE QUALITY OF THE LABOR OR MATERIALS INCLUDED IN THE IMPROVEMENTS; (IV) THE SOIL CONDITIONS, DRAINAGE, TOPOGRAPHICAL FEATURES, OR OTHER CONDITIONS OF THE PROPERTY OR WHICH AFFECT THE PROPERTY; (V) ANY FEATURES OR CONDITIONS AT OR WHICH AFFECT THE PROPERTY WITH RESPECT TO ANY PARTICULAR PURPOSE, USE, DEVELOPMENTAL POTENTIAL, CASH FLOW, OR OTHERWISE; (VI) ALL EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY; (VII) ANY ENVIRONMENTAL, GEOLOGICAL, METEOROLOGICAL, STRUCTURAL, OR OTHER CONDITION OR HAZARD OR THE ABSENCE THEREOF HERETOFORE, NOW, OR HEREAFTER AFFECTING IN ANY MANNER ANY OF THE PROPERTY; (VIII) CLAIMS REGARDING DEFECTS WHICH WERE NOT OR ARE NOT DISCOVERABLE; (IX) PRODUCT LIABILITY CLAIMS IN ANY MANNER RELATED TO THE PROPERTY; AND (X) ALL OTHER EXPRESS OR IMPLIED WARRANTIES AND REPRESENTATIONS BY GRANTOR WHATSOEVER, EXCEPT SOLELY THE LIMITED WARRANTY OF TITLE REPRESENTATIONS MADE BY SELLER EXPRESSLY SET FORTH HEREIN OR THE DEED.

(b) PURCHASER IS A SOPHISTICATED PURCHASER WHO IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF REAL ESTATE PROJECTS SIMILAR TO THE PROPERTY, AND PURCHASER HAS OR WILL HAVE ADEQUATE OPPORTUNITY TO COMPLETE ALL PHYSICAL AND FINANCIAL EXAMINATIONS RELATING TO THE ACQUISITION OF THE PROPERTY IT DEEMS NECESSARY, AND WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF SUCH EXAMINATIONS AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER, OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE DOCUMENTS EXECUTED AT CLOSING.

ARTICLE VI.

Conditions to the Seller’s and Purchaser’s Obligations

6.1 Conditions to the Purchaser’s Obligations. The obligations of Purchaser to purchase the Property from Seller and to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at all times prior to and as of the Closing, of each of the following conditions:

(a) The representations and warranties of Seller set forth in this Agreement shall be true in all material respects at all times prior to, at and as of the Closing.

(b) Seller shall have delivered, performed, observed and complied with, all of the items, instruments, documents, covenants, agreements and conditions required by this Agreement to be delivered, performed, observed and complied with by it prior to, or as of, the Closing.

6.2 Failure of Conditions to Purchaser’s Obligations. In the event any one or more of the conditions to Purchaser’s obligations are not satisfied in whole or in part at any time prior to or as of the expiration of the Due Diligence Period or the Closing as applicable, and provided such event is not caused by Purchaser’s actions or default(s) hereunder, Purchaser, at Purchaser’s option, shall be entitled to: (a) terminate this Agreement by giving written notice thereto to Seller and Purchaser shall have no further obligations or liabilities hereunder, except those expressly surviving termination of this Agreement; or (b) proceed to Closing hereunder.

6.3 Condition to the Seller’s Obligations. The obligations of Seller to sell the Property to Purchaser and to consummate the transaction contemplated by this Agreement are subject to the satisfaction at all times prior to and, as applicable, at closing of each of the following:

(a) All of the representations and warranties of Purchaser set forth in this Agreement shall be true at all times prior to, at, and as of the Closing.

(b) Purchaser shall have delivered, performed, observed and complied with, all of the items, instruments, documents, covenants, agreements and conditions required by this Agreement to be delivered, performed, observed, and complied with by it prior to, and as of the Closing.

(c) Purchaser shall have delivered the Earnest Money Deposit and has otherwise, at or prior to Closing, delivered to the Title Company the balance of the Purchase Price due and owing Seller at Closing.

6.4 Risk of Loss. Except for damage, destruction or loss caused by Purchaser during its Due Diligence Period review and inspection of the Property and for which responsibility shall lie with Purchaser under Section 4.2 hereof, risk of loss up to and including the Closing Date shall be borne by Seller. In the event of any material damage to or destruction of the Property or any portion thereof (damage to the Property shall be deemed material if a Major Tenant, as hereinafter defined is entitled to, and terminates, its lease), not the creation of Purchaser, its agents or representatives, Purchaser may, at its option, by notice to Seller given within five (5) days after Seller notifies Purchaser of such damage or destruction (and if necessary the Closing Date shall be extended to give Purchaser the full five (5) day period to make such election): (i) terminate this Agreement and the Earnest Money Deposit (with the interest accrued thereon) shall be immediately returned to Purchaser, or (ii) proceed under this Agreement, receive any insurance proceeds due Seller as a result of such damage or destruction to the Property (excluding loss of rents insurance proceeds paid for the period prior to Closing) and assume responsibility for such repair, provided that Purchaser shall receive a credit at Closing for any deductible, uninsured or co insured amount under said insurance policies. Seller will reasonably cooperate with Purchaser in obtaining the insurance proceeds from Seller’s insurers. If the damage or loss to the Property is caused by Purchaser or its agents or representatives, or if the Property is not materially damaged, then Purchaser shall not have the right to terminate this Agreement and the terms of clause (ii) above shall apply, except for damage, destruction or loss caused by Purchaser during its Due Diligence Period review and inspection of the Property. “Material damage” and “materially damaged” means damage in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) to repair.

6.5 Condemnation. In the event that all or any Substantial Portion (as defined below) of the Property shall be taken in condemnation, or by conveyance in lieu thereof, or under the power of eminent domain after the Effective Date and before the Closing Date, then Purchaser may, at its option, terminate this Agreement by written notice thereof to Seller within five (5) days after Seller notifies Purchaser of the condemnation, conveyance in lieu thereof, or eminent domain proceeding, in which event Purchaser shall receive an immediate refund of the Earnest Money Deposit. In the event Purchaser fails to timely deliver written notice of termination as described above, it shall be deemed to have elected to proceed to close the transaction contemplated herein pursuant to the terms hereof, in which event Seller shall deliver to Purchaser at Closing any proceeds actually received by Seller attributable to the Property from such condemnation or eminent domain proceeding or conveyance in lieu thereof or assign to Purchaser all of Seller’s rights to such proceeds, and there shall be no reduction in the Purchase Price. If the taking does not involve a Substantial Portion of the Property, then Purchaser shall be obligated to close the transaction contemplated herein according to the terms hereof, notwithstanding such taking, and Seller shall deliver to Purchaser at Closing any and all awards or consideration attributable to such taking, together with an assignment of any other rights of Seller to any such awards or consideration and there shall be no reduction in the Purchase Price. For the purposes of this Section 6.5, a “Substantial Portion” of the Property shall be deemed to include any taking of a portion of the Property valued in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), or any taking that would allow a Major Tenant to terminate its lease.

6.6 Leasing. From the expiration of the Inspection Period until the Closing or earlier termination of this Agreement, Seller will endeavor to lease the Property in the customary and ordinary manner consistent with Seller’s current practices in effect as of the Effective Date. If Seller enters into any lease from the Effective Date, through a date three days prior to the expiration of the Inspection Period, Seller shall deliver said lease to Purchaser within two (2) days of full execution of said lease. If Seller desires to enter into a lease from a date three days prior to the end of the Inspection Period through Closing, Seller shall first submit said proposed lease to Purchaser, and Purchaser shall have three (3) days from receipt to approve or disapprove. If Purchaser disapproves of said lease after reasonable review, Purchaser shall notify Seller and Seller shall not enter into said lease. If (i) Seller enters into a new lease after the Effective Date more than three (3) days prior to the end of the Due Diligence Period; or (ii) Seller enters into a lease approved by Purchaser and Seller incurs any costs or expenses of entering into and/or performing obligations and/or work under or in connection with any new Leases or renewal or modification of existing Leases including, tenant improvement and/or leasing commission costs (collectively, “New Tenant Costs”), such costs shall be prorated between Seller and Purchaser, and Purchaser’s portion of said New Tenant Costs shall be credited in favor of Seller at Closing. New Tenant Costs shall also include tenant improvement costs and commissions for leases commencing during the Due Diligence Period and prior to Closing, including, without limitation, that certain lease with Visiting Nurse Health System, Inc. dated May 01, 2007. Seller shall supply invoices and statements for all New Tenant Costs to Purchaser at or prior to Closing. If any space is vacant at the time of Closing, Purchaser shall accept the Property subject to such vacancy.

ARTICLE VII.

Provisions with Respect to the Closing

7.1 Seller’s Closing Obligations. At the Closing, Seller shall furnish or as applicable execute and deliver to the Title Company for delivery to Purchaser, the following:

(a) The Deed duly executed and acknowledged by Seller;

(b) One (1) or more assignment agreements in form mutually acceptable to the Parties assigning all of Seller’s rights, title and interests in the Tenant Leases and other applicable Business Agreements, and including Seller’s agreement to indemnify and hold harmless Purchaser from and against all losses, claims and damages arising under such Tenant Leases or Business Agreements arising prior to Closing and a similar agreement by Purchaser for matters first arising after Closing;

(c) All keys, combinations, codes and security information to all locks on the Property in the possession of Seller;

(d) Standard affidavits by the Seller as the Title Company may reasonably require in order to omit from its insurance policy all exceptions for unfiled mechanic’s, materialmen’s or similar liens and to provide “gap” coverage insuring the period from the Effective Date of the Title Commitment through the date and time of recording of the Deed; provided that Seller shall have no obligation to provide a “gap” indemnity agreement in favor of Title Company;

(e) Such other instruments or documents as are reasonably necessary or reasonably required by Purchaser or the Title Company to consummate the transaction contemplated hereby, including to evidence the status and capacity of Seller to consummate this transaction and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the purchase and sale transaction contemplated hereby, including Seller’s authority to execute and deliver the closing documents;

(f) A closing statement itemizing the Purchase Price and all adjustments thereto as provided herein;

(g) A bill of sale and instrument of transfer and assignment, in form mutually acceptable to the Parties, assigning all of Seller’s right, title and interest in and to all of the Personal Property and Intangible Property;

(h) A certificate necessary to establish the non-foreign status of Seller under Section 1445 of the Internal Revenue Code of 1986, as amended;

(i) Original Tenant Leases and all amendments thereto, to the extent in Seller’s possession;

(j) Originals of all surviving Business Agreements and all amendments thereto, to the extent in Seller’s possession;

(k) All building and Tenant Lease files, including all permits and licenses for operation of the Property, to the extent in Seller’s possession;

(l) Notice letters to all Tenants;

(m) Reaffirmation of Seller’s surviving representations and warranties;

(n) A rent roll updated to the date of Closing; and

(o) Seller agrees to deliver to all tenants of the Property a request for an estoppel certificate in a form to be provided by Purchaser to Seller for Seller’s reasonable approval within seven (7) days of the Effective Date of this Agreement (and Seller shall have up to seven (7) days upon receipt to review and approve said estoppel certificate); provided, however, that if any of the Tenant Leases require a specific form of estoppel letter, the estoppel letter required by said Tenant Lease will be the only estoppel required hereunder. The form of estoppel certificate provided by Purchaser and approved by Seller shall be attached as Exhibit “E” hereto. The parties agree that, subject to the provisions of this paragraph below, it shall be a condition to Purchaser’s obligation to close under this Agreement that an estoppel certificate be delivered to Purchaser from tenants under Tenant Leases covering at least 80% of the leased square footage of each building at the Property on the date hereof (and from every tenant which occupies over 5,000 square feet (referred to herein as a “Major Tenant”)) (the “Required Tenant Estoppels”), no later than three (3) days before Closing. Additionally, Seller shall deliver to each tenant a Subordination, Non-Disturbance and Attornment Agreement (on a form provided by Purchaser) (the “SNDA”), and Seller shall use its best efforts to obtain the SNDAs from each tenant, but it shall not be a condition to close that SNDAs be obtained from each tenant. Notwithstanding the foregoing, Purchaser shall deliver the form SNDA to Seller for review and approval within seven (7) days of the Effective Date of this Agreement (and Seller shall have up to seven (7) days upon receipt to review and approve said SNDA form). Once the SNDA form is approved by Seller, Seller shall be obligated to obtain SNDAs prior to closing from each of the following tenants: (a) Piedmont Medical Care Corporation (pursuant to Office Lease dated September 1, 2006 with Seller, as amended); (b) Piedmont Medical Care Corporation for Piedmont Rheumatology and Arthritis — Yorktown (pursuant to Office Lease dated September 1, 2006 with Seller, as amended); (c) Piedmont Medical Care Corporation (pursuant to Office Lease dated April 1, 2006 with Seller, as amended); and (d) Fayette Community Hospital, Inc. d/b/a Piedmont Fayette Hospital (pursuant to Office Lease dated October 1, 2004 with Seller, as amended). If Seller fails to obtain SNDAs from all of the aforementioned four (4) tenants prior to Closing, then Seller shall escrow the sum of $300,000.00 which shall be held by Title Company until such time as the SNDAs are obtained and delivered to Purchaser. Seller agrees to use good faith efforts to obtain such Required Tenant Estoppels and SNDAs, provided however, Seller shall not be obligated to expend any funds in order to do so. In the event a Tenant Estoppel contains a material exception or qualification or alleges a material default by Seller (a “Material Default”), Purchaser’s sole and exclusive remedy shall be to terminate this Agreement by delivering notice thereof in writing to Seller, on the earlier of two (2) business days after the date of delivery to Purchaser of a Tenant Estoppel alleging a Material Default and the Closing Date (the “Estoppel Termination Notice”), time being of the essence as to the giving of such notice. If Purchaser shall timely give the Estoppel Termination Notice, then subject to Seller’s option set forth below, this Agreement shall terminate, and upon such termination, Purchaser shall be entitled to the return of the Earnest Money, and neither party shall have any obligation hereunder except for the obligations specifically intended by the parties to survive termination of this Agreement. If Purchaser shall not have given timely the Estoppel Termination Notice, time being of the essence as to the giving of such notice, Purchaser shall be deemed for all purposes to be satisfied with the form and substance of each Tenant Estoppel and shall have no further right to object thereto or to terminate this Agreement based on the response or lack thereof with respect to the Tenant Estoppels. Additionally, it shall be a condition to Purchaser’s obligation to close that no Major Tenant has filed for bankruptcy, defaulted pursuant to their lease, or discontinued operations at the Property.

7.2 Purchaser’s Closing Obligations. At the Closing, Purchaser shall execute and deliver to the Title Company for delivery to Seller:

(a) Wired funds payable to the order of the Seller representing the balance of the Purchase Price due in accordance with Section 3.1 and other applicable provisions herein.

(b) Execute and deliver an assumption agreement in a form mutually acceptable to the parties assuming the obligations of Seller under the Tenant Leases and the Assumed Agreements.

(c) Such instruments as are necessary or reasonably required by Seller or the Title Company to consummate the transaction contemplated hereby, including evidence of authority of Purchaser to consummate the purchase and sale transaction contemplated hereby and to execute and deliver the closing documents on the Purchaser’s part to be delivered.

(d) A closing statement itemizing the Purchase Price and all adjustments thereto as provided herein.

ARTICLE VIII.

Expenses of Closing

8.1 Closing Prorations. The following items shall be prorated and adjusted between the Seller and the Purchaser as of 11:59 p.m. on the day preceding the Closing Date:

(a) Rents. All rents and other receipts actually received in the month in which the Closing occurs shall be prorated as of the Closing. Purchaser shall use reasonable efforts after the Closing to collect delinquent rents for the period up to the Closing. Percentage Rents (if any) shall be prorated by Purchaser when received by Purchaser, based on twelve thirty (30) day months.

(b) Taxes. Real estate taxes, recurring assessments, and personal property taxes, if any, on all or any portion of the Property, based on the regular and supplemental tax bills for the calendar year in which the Closing occurs shall be prorated as of the Closing. If the tax bill has not yet been issued for the calendar year in which the Closing occurs, then such proration shall be based upon the most current information available regarding the Property valuation and tax rates. If any supplemental real estate taxes are levied for any period preceding the Closing, the parties will, immediately after the closing or the issuance of the supplemental real estate tax bill (whichever last occurs), prorate between themselves, in cash, without interest and to the date of the Closing Date, the supplemental real estate taxes shown by such bill.

(c) Utilities. All utilities, including gas, water, sewer, electricity, telephone and other utilities supplied to the Property shall be read as of the Closing Date. Seller shall pay, prior to the Closing Date, all such amounts for which a bill has been received or for which service was rendered prior to the Closing Date.

(d) Business Agreements. Amounts payable under Business Agreements shall be prorated at Closing. Seller shall pay, prior to the Closing Date, all such amounts for which service was rendered prior to the Closing Date. Prior to the expiration of the Due Diligence Period, Purchaser shall notify the Seller which of the Business Agreements Purchaser wishes to assume at Closing (the “Assumed Agreements”) and Purchaser shall assume and be responsible for all of Seller’s obligations under the Assumed Agreements from and after Closing. Seller shall be responsible for the termination as of Closing of all Business Agreements other than the Assumed Agreements which may be terminated by their terms. The leasing and management agreements applicable to the Property shall be terminated by Seller prior to Closing.

(e) Other Items. All other proratable items, including without limitation licenses and permits being assumed by Purchaser (if any; provided that in no event shall Purchaser assume any indemnification obligations of Seller) and other income from, and expenses associated with, the Property shall be prorated between Purchaser and Seller as of the Closing.

Purchaser and Seller’s obligation to prorate shall survive the Closing for a period of one (1) year (unless within such time Purchaser or Seller makes a claim against the other party to this Agreement with respect to such obligation to prorate, in which case such obligation shall survive without limitation), and Purchaser and Seller shall use good faith efforts to conclude prorations with respect to percentage rent (if applicable) as soon as practicable after the determination of the amounts thereof.

The Purchaser hereby acknowledges that it has no right, title or interest in or to any refunds which may hereafter be payable to the Seller, or the tenants, in respect of real estate taxes, water or sewer charges or other assessments which accrued and related to the period prior to the Closing Date. To the extent that such refunds are paid to Seller and are due to tenants, Seller does hereby covenant and agree that it shall, upon receipt thereof, reimburse tenants for their applicable share of such refunds.

Such other rental arrearages will remain the sole and exclusive property of Seller after Closing, and Seller shall retain all right, title, power and authority to enforce payment thereof after Closing but, provided, further, at Seller’s reasonable cost and expense, Purchaser will assist Seller by all reasonable means in Seller’s collection of such outstanding rents, provided that Purchaser shall not be obligated to incur any costs or file or become a party to any litigation. If, after Closing, Purchaser, or its designee, shall receive any delinquent rents as to which Seller did not receive a proration credit at Closing, Purchaser covenants and agrees, on its behalf and on behalf of its designee, to immediately remit such amounts to Seller; provided, however, that any rents received from tenants shall first be applied to amounts currently owed by such tenants. The provisions of this Section 8.1 as pertains to rent proration shall survive Closing. Seller shall retain all security deposits and other similar deposits, and Purchaser shall receive a credit for such deposits at Closing.

8.2 Closing Costs. Purchaser shall pay: (a) all title examination fees and premiums for the Title Policy and any endorsements thereto; (b) the charges and costs of any Survey, environmental assessments, building assessments or other inspections which it may commission of the Property during the Due Diligence Period; (c) the charges for or in connection with the recording and/or filing of any instrument or document provided herein or contemplated by this Agreement or any agreement or document described or referred to herein; (d) Purchaser’s legal, accounting and other professional fees; and (e) one-half of the charges by the Title Company for escrow services for the Earnest Money Deposits and closing escrow fees. Seller shall pay: (a) Seller’s legal, accounting and other professional fees and expenses and the cost of all certificates, instruments, documents and papers required to be delivered, or to cause to be delivered, by Seller hereunder, including without limitation, the cost of performance by Seller of its obligations hereunder; (b) all recording costs on documents necessary for Seller to clear title (to the extent required of it hereunder) other than the Permitted Exceptions; (c) one-half of the charges by the Title Company for escrow services for the Earnest Money Deposits and closing escrow fees; and (d) all transfer taxes payable in connection with the delivery for recording of any title transfer instrument or document by Seller provided in or contemplated by this Agreement or any agreement or commitment described or referred to herein;. Purchaser and Seller shall each be responsible for other costs in the usual and customary manner for this kind of transaction in the county where the Property is located.

8.3 Commissions/Broker’s Fees. Seller and Purchaser represent and warrant each to the other that other than Carter Real Estate (“Broker”) they have not dealt with any real estate broker, sales person or finder in connection with this transaction. In the event of any claim for broker’s or finder’s fees or commissions by any party other than said brokers in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party. At Closing Seller shall pay all commissions to Broker pursuant to a separate agreement between Broker and Seller. No commission shall be due or payable to Broker in the event Closing does not occur for any reason. Broker has represented Seller in this transaction.

8.4 Improvement Liens. Certified, confirmed or ratified liens fully due and payable for governmental improvements as of the Closing, if any, shall be paid in full by Seller, and pending liens or installment liens accruing after the Closing Date for governmental improvements completed as of the Closing shall be assumed by Purchaser.

ARTICLE IX.

Default and Remedies

9.1 Seller’s Default; Purchaser’s Remedies.

(a) Seller’s Default. Seller shall be deemed to be in default hereunder upon the occurrence of the following events: (i) any of Seller’s warranties or representations set forth herein shall be materially untrue when made; or (ii) Seller shall fail to meet, comply with, or perform any material covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement and shall fail to cure same within five (5) business days after receipt of written notice from Purchaser (provided that any cure period shall not operate to extend the Closing date).

(b) Purchaser’s Remedies. In the event Seller shall be deemed to be in continuing default hereunder after the expiration of the applicable cure period, then Purchaser may, at Purchaser’s sole option, either:

(i) terminate this Agreement by written notice delivered to Seller on or before the Closing Date, in which case all payments previously made by Purchaser to Seller or the Title Company hereunder shall be returned to Purchaser by Seller or the Title Company, and this Agreement shall be of no further force or effect, except for the provisions which by their terms survive the termination of this Agreement, whereupon Purchaser shall have no further rights or remedies with respect to Seller or this Agreement. Purchaser shall have no obligation to deposit the Purchase Price into escrow prior to exercising its remedy to terminate this Agreement and receive the return of all payments previously made by Purchaser to Seller or Title company; or

(ii) waive such default by Seller and elect to purchase the Property pursuant to the terms hereof; or

(iii) within thirty (30) days of said default, bring an action seeking specific performance of Seller’s obligations under this Agreement, but in no event shall Purchaser have the right to seek damages against Seller. Purchaser shall have no obligation to deposit the Purchase Price into escrow prior to seeking an action for specific performance, but Purchaser must not otherwise be in default hereunder.

9.2 Purchaser’s Default; Seller’s Remedies.

(a) Purchaser’s Default. Purchaser shall be deemed to be in default hereunder upon the occurrence of the following events: (i) any of Purchaser’s warranties or representations set forth herein shall be untrue when made; or (ii) Purchaser shall fail to meet, comply with, or perform any material covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement and shall fail to cure same within five (5) business days after written notice from Seller (except for the timely payment of the Purchase Price at Closing, for which no notice and cure period applies) (provided that any cure period shall not operate to extend the Closing date) .

(b) Seller’s Remedy. In the event Purchaser shall be in continuing default hereunder after the expiration of the applicable cure period, Seller shall be entitled to terminate this Agreement and receive from the Title Company upon written notice to it all monies held as the Earnest Money Deposit (including all interest thereon) hereunder as liquidated damages, Seller waiving all other rights or remedies in the event of such default by Purchaser, except for those matters expressly surviving termination hereof and including collection of the aforementioned fees, costs and expenses. The parties have agreed that a reasonable estimate of the total net detriment that Seller would suffer in such event is and shall be the Title Company’s delivery of the Earnest Money Deposit to Seller as liquidated damages, as Seller’s sole and exclusive remedy under this Agreement (subject to those provisions of this Agreement which, by their express terms, survive a termination of this Agreement). Such liquidated damages are not intended as a forfeiture or penalty within the meaning of applicable law.

ARTICLE X.

Miscellaneous

10.1 Survival. All of the representations, warranties, covenants, agreements and indemnities of Seller and Purchaser contained in this Agreement, to the extent not performed at or prior to the Closing, shall be deemed independent of one another and shall survive the Closing for the specified period herein (if any) and shall not be deemed to merge upon the acceptance of the Deed by Purchaser.

10.2 Right of Assignment. Purchaser shall have no right to assign this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Nothwithstanding the foregoing, Purchaser shall have the right to assign the Agreement to an entity controlled or managed by Purchaser, provided that Purchaser provides to Seller a copy of said assignment whereby the assignee assumes all obligations pursuant to this Agreement. Additionally, Purchaser may designate up to 35 entities (who will not be contract assignees) to be the grantee on the Limited Warranty Deed to be delivered by Seller; provided that such designation shall not relieve Purchaser of its obligations hereunder.

10.3 Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be either (a) delivered in person, (b) delivered by a recognized delivery service or (c) sent by facsimile transmission (provided that the communication is also sent by overnight courier) and addressed as follows:

If intended for Seller: Yorktown Building Holding Company, LLC 101 Yorktown Drive

Fayetteville, Georgia 30214
Attn: Charlie Coppolino
Phone: 770-460-4411
Fax: 770-460-3189
With a copy to:	Michael J. Hay, Esq.
Andersen, Tate & Carr, P.C.
1505 Lakes Parkway, Suite 100
Lawrenceville, Georgia 30043
Phone: (770) 822-0900
Fax (770) 822-9680
Email: mhay@atclawfirm.com
If intended for Purchaser:	Theresa Hutton

Triple Net Properties, LLC
1551 N. Tustin Ave., Suite 200
Santa Ana, CA 92705
877.888.7348 x 338 Phone
714.667.8252 x 338 Phone
714.918.9102 Fax
With a copy to:	Joseph J. McQuade

Hirschler Fleischer

The Edgeworth Building

2100 East Cary Street

Richmond, VA 23223

Phone (804) 771-9502

FAX (804) 644-0957

Email: jmcquade@hf-law.com

or at such other address, and to the attention of such other person, as the parties shall give notice as herein provided. A notice, request and other communication shall be deemed to be duly received if delivered in person or by a recognized delivery service, when left at the address of the recipient and if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number; provided that if a notice, request or other communication is served by hand or is received by facsimile on a day which is not a business day, or after 5:00 P.M. on any business day at the addressee’s location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m. on the first business day thereafter.

10.4 Entire Agreement; Modifications. This Agreement embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements (oral or written) are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the Party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. This Agreement, although initially drawn by one of the Parties hereto, shall not be construed for or against either party as a result thereof in any dispute pertaining to this Agreement or the transaction contemplated hereby, but this Agreement shall be interpreted in accordance with language hereof in an effort to reach the result intended thereby.

10.5 Applicable Law. THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA.

10.6 Captions. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe, or limit the scope or intent of this Agreement or any of the provisions hereof.

10.7 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns; provided, however the delivery of the Agreement by one party shall not be binding upon either until both parties have fully executed same.

10.8 Time is of the Essence. With respect to all provisions of this Agreement, time is of the essence. However, if the first date of any period which is set out in any provision of this Agreement falls on a day which is not a Business Day, then, in such event, the time of such period shall be extended to the next day which is a Business Day.

10.9 Waiver of Conditions. Any Party may at any time or times, at its election, waive any of the conditions to its obligations hereunder, but any such waiver shall be effective only if contained in a writing signed by such Party. No waiver by a Party of any breach of this Agreement or of any warranty or representation hereunder by the other Party shall be deemed to be a waiver of any other breach by such other Party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a Party after any breach by the other Party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other Party, whether or not the first Party knows of such breach at the time it accepts such payment or performance. No failure or delay by a Party to exercise any right it may have by reason of the default of the other Party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first Party while the other Party continues to be so in default.

10.10 Interpleader. Seller and Purchaser mutually agree that in the event of any controversy regarding the Earnest Money Deposit(s), unless mutual written instructions are received by the Title Company directing the Earnest Money Deposit’s disposition, the Title Company shall not take any action, but instead shall await the disposition of any proceeding relating to the earnest money or, at the Title Company’s option, the Title Company may interplead all parties and deposit the earnest money with a court of competent jurisdiction in which event the Title Company may recover all of its court costs and reasonable attorneys’ fees. Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Title Company, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.

10.11 Severability. In the event any term or provision of this Agreement be determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed as deleted as such authority determines, and the remainder of this Agreement shall be construed to be in full force and effect.

10.12 No Recording. Purchaser shall not record this Agreement or any short form, memorandum or notice thereof in any public or governmental office.

10.13 Seller’s Exculpation. In the event of a default by Seller hereunder prior to or at Closing, Purchaser’s sole remedies shall be as otherwise specifically set forth in this Agreement, and no direct or indirect subsidiary, affiliate, shareholder, officer, director, employee, agent, trustee, or contractor of Seller shall have any liability hereunder or in connection therewith.

10.14 Attorneys’ Fees. In the event of any litigation between the parties under this Agreement, the prevailing party, in addition to those damages and other awards given such party therein, shall be entitled to reasonable attorneys’ fees and court costs at all trial and appellate levels.

10.15 Like-Kind Exchange Provisions. Notwithstanding Section 10.2 to the contrary, if either party desires to purchase or sell the Property in connection with a tax-deferred exchange under Section 1031 of the Internal Revenue Code of 1986, that party (the “Exchanging Party”) may assign its rights under this Agreement to a “qualified exchange intermediary” within the meaning of said Section 1031. In such case, the other party (the “Non-Exchanging Party”) shall sign such documents and otherwise reasonably cooperate, as may be reasonably necessary, to complete the tax-deferred exchange including delivering or receiving the Deed or all or a portion of the Purchase Price to or from a third party, provided that the Exchanging Party shall pay any expenses incurred by the Non-Exchanging Party as a result of such cooperation, and such cooperation shall not increase the obligations or potential liability of the Non-Exchanging Party under this Agreement or delay the Closing Date or other time frames set forth in this Agreement.

10.16 Assignment to REIT. The Seller acknowledges that Purchaser may assign all of its rights, title and interest in and to this Agreement.  The assignee may be a publicly registered company (“Registered Company”) promoted by the Purchaser.  The Seller acknowledges that it has been advised that if the purchaser is a Registered Company, the assignee is required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “stub period”) for the Property. To assist the assignee in preparing the SEC Filings, the Seller agrees to provide the assignee with the following, provided that Seller has in its possession, or can obtain at no cost to Seller, the following:

1.	Access to bank statements for the Audited year and stub period;

2. Rent Roll as of the end of the Audited Year and stub period;

3.	Operating Statements for the Audited Year and stub period;

4.	Access to the general ledger for the Audited Year and stub period;

5.	Cash receipts schedule for each month in the Audited Year and stub period;

6.	Access to invoice for expenses and capital improvements in the Audited Year and stub period;

7.	Accounts payable ledger and accrued expense reconciliations;

8.	Check register for the 3-months following the Audited Year and stub period;

9.	Leases and 5-year lease schedules;

10.	Copies of all insurance documentation for the Audited Year and stub period;

11.	Copies of accounts receivable aging as of the end of the Audited Year and stub period along with an explanation for all accounts over 30 days past due as of the end of the Audited Year and stub period; and

12. The letter attached hereto as Exhibit “G”

10.17 Miscellaneous Closing Matters.

(a) At Closing, the Purchaser shall receive a credit toward the Purchase Price in the amount of $30,096 related to the Eye Consultants Lease for free rent.

(b) Seller’s current first mortgage lender requires a 30-day notice prior to closing, and the closing must occur exactly 30 days after notice. To ensure compliance with this requirement, Purchaser and Seller agree that all executed closing documents must be delivered to Title Company no later than one day prior to the Closing Date. Additionally, Purchaser shall deposit all funds required for Closing with Title Company on the day before the Closing Date. In consideration for Purchaser funding the required funds one day before the Closing Date, Seller agrees to pay to Purchaser an amount equal to one day of interest on the required funds at the interest rate being charged by Purchaser’s lender to Purchaser in connection with Purchaser’s loan to fund the transaction, said rate not to exceed 8% per annum.

EXECUTED to be effective as of the Effective Date.

SELLER:

YORKTOWN BUILDING HOLDING

COMPANY, LLC, a Georgia limited liability

company

By:	/s/ James C. Sams MD

Name:	James C. Sams MD

Title:	Chairman/CEO

[SEAL]

(Signatures Continued On Following Page)

PURCHASER:

TRIPLE NET PROPERTIES, LLC

a Virginia limited liability company

By: /S/ Jeff Hanson
Name: Jeff Hanson
Title: Chief Investment Officer

[SEAL]